Exhibit 3.10

AMERICAN BAR ASSOCIATION MEMBERS/STATE STREET

COLLECTIVE TRUST

SEVENTH AMENDED AND RESTATED FUND DECLARATION

INTERNATIONAL EQUITY FUND

Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, dated December 5, 1991, as amended as of July 31, 1995 and as further amended as of July 15, 2002 and December 1, 2004 (the “Declaration of Trust”), which authorizes State Street Bank and Trust Company of New Hampshire, as trustee (“State Street” or the “Trustee”) of the American Bar Association Members/State Street Collective Trust (the “Collective Trust”), to establish investment funds under the Collective Trust, effective as of April 30, 2007 State Street hereby amends and restates the Fund Declaration dated April 1, 2003 of the International Equity Fund, an investment fund established under the Collective Trust (the “Fund”). The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust on behalf of the Fund subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined shall have the meanings set forth in the Declaration of Trust.

1. Investment Objective. The International Equity Fund’s investment objective is to seek long-term growth of capital through investment primarily in common stocks of established non-U.S. companies. The Fund will seek to achieve growth of capital through capital appreciation, dividend income and currency gains. The Fund seeks to achieve, over an extended period time, total returns comparable to or superior to broad measures of the international (non-U.S.) stock market.

2. Investment Guidelines and Restrictions. The assets of the Fund will be invested and reinvested primarily in common stocks issued by established foreign companies that are believed to have the potential for growth of capital, provided that the Trustee may invest a portion of the assets of the Fund in other equity-related securities, such as convertible securities, preferred stock and warrants of such foreign companies, and may invest all or any portion of the assets of the Fund in accordance with Section 3.03(c) of the Declaration of Trust. The Trustee may also invest in non-equity securities, including foreign corporate and governmental debt securities (when considered consistent with the investment objective of the Fund). Under exceptional economic or market conditions abroad, the Trustee may temporarily invest all or a major portion of the assets of the Fund in obligations issued or guaranteed by the United States government or debt obligations of U.S. companies. The Trustee shall not invest more than 20% of the assets of the Fund in non-equity securities, except under the circumstances enumerated in Section 3.03(c) of the Declaration of Trust. Within this limitation, the Fund may maintain a small cash reserve, which may be invested only in Short-Term Investment Products (as defined in the Stable Asset Return Amended Fund Declaration). The securities of non-U.S. companies may be held by the Fund directly or indirectly through American Depositary Receipts or European Depositary Receipts.

It is the intention of the Trustee not to cause the Fund to invest in derivative securities, except to the extent set forth in the Prospectus of the Collective Trust from time to time in effect pursuant to which the Units of the Fund may be issued. The Trustee, subject to consultation with ABRA, may in the future review such investment policy.

The Fund will not:

(a)	trade in foreign currency (except transactions incidental to the settlement of purchases or sales of securities for the Fund);

(b)	make an investment in order to exercise control or management over a company;

(c)	make short sales, unless the Fund has, by reason of ownership of other securities, the right to obtain securities of a kind and amount equivalent to the securities sold, which right will continue so long as the Fund is in a short position;

(d)	trade in commodities or commodity contracts, except futures contracts (including options on futures contracts) with respect to securities and securities indices for hedging purposes or pursuant to the investment policy regarding derivative securities referred to above;

(e)	write uncovered options;

(f)	purchase real estate or mortgages, provided that the Fund may buy shares of real estate investment trusts listed on U.S. stock exchanges and may buy shares of comparable real estate investment vehicles traded on established foreign exchanges if such purchases are consistent with the investment objective and restrictions set forth in this Fund Declaration;

(g)	invest in oil, gas or mineral leases;

(h)	purchase any security on margin or borrow money, except for short-term credit necessary for clearance of securities transactions; or

(i)	make loans, except by (i) the purchase of marketable bonds, debentures, commercial paper and similar marketable evidences of indebtedness, (ii) engaging in repurchase agreement transactions and (iii) making loans of portfolio securities.

3. Initial Value of Units of the Fund. The initial value of Units of the Fund was $15.00 on September 5, 1995.

4. Restrictions on Withdrawals and Transfers. Participants may make not more than one transfer into the International Equity Fund within any 45 calendar day period. There are no restrictions on a Participant’s ability to make transfers out of the Fund on any Business Day.

5. Trust, Management and Administration Fees. For services rendered as trustee of the Fund, the Trustee will be entitled to receive compensation in the amount and at the times set forth in Schedule A attached hereto.

6. Investment Advisors. The Trustee retains the right to appoint Investment Advisors to assist the Trustee in managing the assets of the Fund. Any such Investment Advisors shall be designated from time to time in Schedule B attached hereto, and the Trustee shall enter into investment advisory agreements with such Investment Advisors setting forth the terms and conditions (including any volume or percentage limitations applicable to types, categories or classes of securities) under which any such Investment Advisor will advise and make recommendations to the Trustee and the compensation to be paid such Investment Advisors.

7. Conflicts. In the event of a conflict between the terms of this document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.

IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY has caused its name to be signed to this Amended and Restated Fund Declaration for the International Equity Fund by its proper officer to be effective as of April 30, 2007.

ATTEST:		STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE

By:	/s/ Jeff DiNicola	By:	/s/ Robert E. Fullam
Name:	Jeff DiNicola	Name:	Robert E. Fullam
Title:	Assistant Clerk	Title:	Vice President

INTERNATIONAL EQUITY FUND

FIFTH AMENDED AND RESTATED FUND DECLARATION

SCHEDULE A

For services rendered to the Fund/Retirement Date Funds, State Street Bank and Trust Company (“State Street Bank”) shall be entitled to receive with respect to the assets of the Fund/Retirement Date Funds a Trust, Management and Administration fee, charged at the following annual rates, which will accrue on a daily basis and will be paid monthly, provided that such fee shall be reduced by the amount of any fee received by State Street Bank (which for these purposes shall not exceed the amount set forth below) on account of the investment of any assets of the Fund/Retirement Date Funds in any other collective investment fund, including any other Investment Fund, maintained by State Street Bank and Trust Company of New Hampshire:

Aggregate Value of Assets (excluding for this purpose assets of a Fund consisting of direct holdings of Units in another Fund)
in Stable Asset Return, Intermediate Bond, Balanced, Large-Cap Value Equity, Large-Cap Growth Equity, Index Equity,
Mid-Cap Value Equity, Mid-Cap Growth Equity, Small-Cap Equity and International Equity Funds and Retirement Date
Funds

Rate
First $1.0 billion	.217%
Next $1.8 billion	.067%
Over $2.8 billion	.029%

SCHEDULE B

INTERNATIONAL EQUITY FUND

SEVENTH AMENDED AND RESTATED FUND DECLARATION

The Trustee has entered into an Investment Advisor Agreement for a portion of the assets of the Fund with PHILADELPHIA INTERNATIONAL ADVISORS, LP, and such Investment Advisor is entitled to payment of compensation as specified therein.

The Trustee has entered into an Investment Advisor Agreement for a portion of the assets the Fund with JPMORGAN ASSET MANAGEMENT (UK) LIMITED, and such Investment Advisor will be entitled to payment of compensation as specified therein.

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